EXHIBIT 21
MSA SAFETY INCORPORATED
SUBSIDIARIES OF THE REGISTRANT
DECEMBER 31, 2017

Name	State or Other Jurisdiction of Incorporation
General Monitors, Inc.	California
Globe Holding Company, LLC	New Hampshire
Compañia MSA de Argentina S.A.	Argentina
Latchways plc	United Kingdom
Latchways Inc.	Delaware
HCL Group plc	United Kingdom
MSA Österreich GmbH	Austria
MSA Belgium bvba	Belgium
MSA do Brasil Ltda.	Brazil
MSA Canada Inc.	Canada
MSA de Chile Ltda.	Chile
MSA (Suzhou) Safety Equipment R&D Co., Ltd	China
MSA (China) Safety Equipment Co. Ltd.	China
MSA International, Inc.	Delaware
MSA Gallet Holdings SAS	France
MSA Technologies and Enterprise Services SAS	France
MSA Production France SAS	France
MSA Produktion Deutschland GmbH	Germany
MSA Europe Holdings GmbH	Germany
MSA Europe GmbH	Switzerland
MSA Technologies and Enterprise Services GmbH	Germany
MSA Safety Services GmbH	Germany
MSA Safety Hungary Ltd.	Hungary
General Monitors Ireland Limited	Ireland
MSA Italia S.R.L.	Italy
MSA Japan Ltd.	Japan
MSA Safety Malaysia Sdn. Bhd.	Malaysia
MSA de Mexico, S.A. de C.V.	Mexico
MSA Nederland B.V.	Netherlands
MSA Polska Sp. z o.o.	Poland
MSA S.E. Asia Pte. Ltd.	Singapore
Samsac Holdings (Pty.) Limited	South Africa
MSA Spain S.L.U.	Spain
Senscient, Inc.	Delaware
Senscient, LTD	United Kingdom
Mine Safety Appliances Company, LLC	Pennsylvania
MSA Worldwide, LLC	Pennsylvania
MSA Advanced Detection, LLC	Pennsylvania
MSA Technology, LLC	Pennsylvania
MSA Innovation, LLC	Pennsylvania
MSA Safety Development, LLC	Pennsylvania

The above-mentioned subsidiary companies are included in the consolidated financial statements of the registrant filed as part of this annual report. The names of certain other subsidiaries, which considered in the aggregate as a single affiliate would not constitute a significant subsidiary, have been omitted.